SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
This Second Amendment to Amended and Restated Loan and Security Agreement (this "Amendment") is entered into as of March 28, 2003, by and between COMERICA BANK-CALIFORNIA ("Bank") and CHORDIANT SOFTWARE, INC. ("Borrower").

RECITALS
Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of August 16, 2000, as amended (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:
1. The following defined terms in Section 1.1 of the Agreement are hereby amended to read as follows: "Committed Revolving Line" means a credit extension of up to Five Million Dollars ($5,000,000).
"Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all Obligations under this Agreement, and including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendible at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

"Equipment Line" means a credit extension of up to Two Million Five Hundred Thousand Dollars ($2,500,000).

"Equipment Maturity Date" means March 27, 2006.

"Revolving Maturity Date" means March 27, 2005.

2. Section 2.1(a)(i) of the Agreement is amended by deleting the phrase "Three Million Dollars ($3,000,000) where it appears in the fifth (5th) and eighth (8th) lines thereof, and replacing it with "Two MillionDollars ($2,000,000)."

3. Subsections (i) and (ii) of Section 2.1(b) of the Agreement are amended to read as follows:
(b) Equipment Advances.
(i) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through March 27, 2004 (the "Equipment Availability End Date"), Bank agrees to make advances (each an "Equipment Advance" and, collectively, the "Equipment Advances") to Borrower in an aggregate outstanding amount not to exceed the Equipment Line. Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment, furniture and software approved by Bank from time to time (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts, soft costs, and installation expense; provided, that Borrower may request a single Equipment Advance on or about March 28, 2003 (the "Initial Equipment Advance") which may be used to refinance existing equipment, furniture and software approved by Bank. The foregoing notwithstanding, not more than 25% of the aggregate Equipment Advances may be used to finance software.
(ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.3(a), and shall be payable monthly on the first (1st) calendar day of each month
(the "Payment Date"). The Initial Equipment Advance shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of the month immediately following the Initial Equipment Advance, and continuing on the same day of each month thereafter until paid. Any subsequent Equipment Advances (except for Equipment Advances used to finance software) that are outstanding on September 27, 2003 (the "First Term Date") shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of the month immediately following the First Term Date, and continuing on the same day of each month thereafter through the Equipment Maturity Date. Any Equipment Advances used to finance software that are outstanding on the First Term Date shall be payable in twenty-four (24) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of the month immediately following the First Term Date, and continuing on the same day of each month thereafter until paid. Any Equipment Advances (except for Equipment Advances used to finance software) drawn after the First Term Date that are outstanding on the Equipment Availability End Date shall be payable in twenty-four (24) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of the month immediately following the Equipment Availability End Date, and continuing on the same day of each month thereafter through the Equipment Maturity Date. Any Equipment Advances used to finance software drawn after the First Term Date that are outstanding on the Equipment Availability End Date shall be payable in eighteen (18) equal monthly installments of principal, plus all accrued interest, beginning on the Payment Date of the month immediately following the Equipment Availability End Date, and continuing on the same day of each month thereafter until paid. All unpaid amounts due under this Section 2.1(b) and any other amounts due under this Agreement (except as otherwise expressly specified herein) shall be immediately due and payable on the Equipment Maturity Date. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

4. The first sentence of Section 2.1(c)(i) of the Agreement is amended by deleting the phrase "Four Million Dollars ($4,000,000) where it appears in the third (3rd) line thereof, and replacing it with "Two Million Dollars ($2,000,000)."

5. Section 2.1(d) of the Agreement is amended to read as follows:

(d) Foreign Exchange Sublimit. If there is availability under the Committed Revolving Line, Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the "FX Forward Contract"). Bank will subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $2,000,000 (the "FX Sublimit"). Such subtracted amount shall be deducted from availability under the Committed Revolving Line for other Credit Extensions. The total FX Forward Contracts at any one time may not exceed $25,000,000. Bank may terminate the FX Forward Contracts if an Event of Default occurs.

6. Section 2.2 of the Agreement is amended to read as follows:
2.2 Overadvances. If at any time or for any reason the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit plus the aggregate amount outstanding in respect of the FX Sublimit exceeds the lesser of (a) the Committed Revolving Line, or (b) the greater of (i) Two Million Dollars ($2,000,000) or (ii) the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

7. Subsections (i) and (ii) of Section 2.3(a) of the Agreement are amended to read as follows:
(a) Interest Rates.
(i) Advances. Except as set forth in Section 2.3(b), any Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the Prime Rate plus one-half percent (0.50%).
(ii) Equipment Advances. Except as set forth in Section 2.3(b), the Equipment Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the Prime Rate plus one percent (1.0%).

8. Borrower shall not request or receive LIBOR Rate Advances.

9. The second paragraph of Section 6.3 of the Agreement is amended by deleting the phrase "Three Million Dollars ($3,000,000)" where it appears in the second (2nd) line thereof, and replacing it with "Two Million Dollars ($2,000,000)."

10. The last paragraph of Section 6.3 of the Agreement is amended to read as follows:
Bank shall have a right within sixty (60) days after March 28, 2003, and from time to time thereafter, to audit Borrower's Accounts and appraise Collateral at Borrower's expense, the results of which shall be satisfactory to Bank, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing; provided, however, that if Advances under the Committed Revolving Line, including Letters of Credit and availability used under the Committed Revolving Line for FX Forward Contracts, exceed Two Million Dollars ($2,000,000), then such audits may be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

11. Section 6.8 of the Agreement is amended to read as follows:
6.8 Quick Ratio. Borrower shall maintain, as of the last day of each fiscal quarter of Borrower, or, in the event Borrower's aggregate balance of unrestricted cash and cash equivalents ever falls below $25,000,000, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities, less non-refundable and deferred maintenance revenue, of at least 2.0 to 1.0.

12. Section 6.9 of the Agreement is amended to read as follows:
6.9 Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, or, in the event Borrower's aggregate balance of unrestricted cash and cash equivalents ever falls below $25,000,000, as of the last day of each calendar month, a Tangible Net Worth of not less than Fifteen Million Dollars ($15,000,000) plus sixty percent (60%) of any New Equity.

13. Section 6.12 of the Agreement is amended to read as follows:
6.12 Revenue. For each fiscal quarter of Borrower beginning with the quarter ending March 31, 2003, Borrower shall achieve quarterly revenue of at least seventy-five percent (75%) of the projected revenue for such period as set forth in Borrower's projections delivered to Bank and attached hereto as Exhibit E.

14. A new Section 6.13 is added to the Agreement, which shall read as follows:
6.13 Cash Maintained at Bank. Borrower shall maintain at all times at least Five Million Dollars ($5,000,000) in one or more depository or operating accounts with Bank.

15. Exhibit A is deleted and replaced with Exhibit A attached hereto.

16. Exhibit D is deleted and replaced with Exhibit D attached hereto.

17. Exhibit E shall be in the form of Exhibit E attached hereto.

18. Upon execution of this Amendment and on each anniversary date of this Amendment until the Revolving Maturity Date, Borrower shall pay to Bank a non-refundable fee for the Committed Revolving Line in the amount of $12,500. Upon execution of this Amendment, Borrower shall pay to Bank a non-refundable fee for the Equipment Line in the amount of $6,250.

19. All references in the Loan Documents to "Imperial Bank" shall mean and refer to "Comerica Bank-California." Unless otherwise defined, all initially capitalized terms in this Amendment shall be as  defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security  agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

20. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

21. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

22. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a) this Amendment, duly executed by Borrower;
(b) Corporate Resolutions to Borrow;
(c) Payment of the fees then due specified in Section 18 hereof, plus all Bank Expenses incurred through the date of this Amendment;
(d) A negative pledge agreement covering intellectual property; and
(e) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.
CHORDIANT SOFTWARE, INC.
By: /s/ Steve G. Vogel
Title: Senior Vice President and Chief Financial Officer

COMERICA BANK-CALIFORNIA
By:  /s/ Robin Wenzel
Title: First Vice President and Manager

DEBTOR CHORDIANT SOFTWARE, INC.
SECURED PARTY: COMERICA BANK-CALIFORNIA
EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as "Borrower" or "Debtor") whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;
(b) all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;
(c) all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;
(d) all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and (e) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001. Notwithstanding the foregoing, the Collateral shall not include any copyrights, patents, trademarks, servicemarks and applications therefore, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing (collectively, the "Intellectual
Property"); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the "Rights to Payment"). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank's security interest in the Rights to Payment.

NEGATIVE PLEDGE AGREEMENT

This Negative Pledge Agreement is made as of March 28, 2003, by and between COMERICA BANKCALIFORNIA ("Bank"), and CHORDIANT SOFTWARE, INC. ("Borrower").
In connection with that certain Amended and Restated Loan and Security Agreement dated as of August 16, 2000 between Borrower and Bank, as amended including, without limitation, by that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of the date hereof (collectively, the "Loan Agreement") and the other related documents being concurrently executed between Borrower and Bank in connection therewith, Borrower hereby agrees as follows:
1. Except as permitted in the Loan Agreement, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower's intellectual property, including, without limitation, the following:
a. Any and all copyright rights, copyright applications, copyright registrations and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the"Copyrights");
b. Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;
c. Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;
d. All patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the "Patents");
e. Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the "Trademarks");
f. Any and all claims for damages by way of past, present and future infringements of any of therights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;
g. All licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;
h. All amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and
i. All proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

2. Borrower covenants and agrees that it will not agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.
3. It shall be an Event of Default under the Loan Documents between Borrower and Bank if there is a breach of any term of this Negative Pledge Agreement.
4. Capitalized items used herein without definition shall have the same meanings as set forth in the Loan and Security Agreement of even date herewith. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

CHORDIANT SOFTWARE, INC.

By: /S/ Steve G. Vogel
Title: Senior Vice President and Chief Financial Officer

COMERICA BANK-CALIFORNIA
By:  /s/ Robin Wenzel
Title: First Vice President and Manager